Exhibit 4.12

The Progressive Corporation

Executive Deferred Compensation Plan

Deferral Agreement

THIS DEFERRAL AGREEMENT is entered into pursuant to the provisions of The Progressive Corporation Executive Deferred Compensation Plan (“Plan”). All capitalized terms in this Agreement shall have the meanings ascribed to them in the Plan.

1. Deferral Election. I hereby elect to defer receipt of the following portion of my Gainsharing Award (Eligible Incentive Plans include: The Progressive Corporation 2005 Gainsharing Plan; The Progressive Corporation 2005 Information Technology Incentive Plan; The 2005 Progressive Capital Management Bonus Plan; and The Progressive Corporation 2004 Executive Bonus Plan) earned in respect to the year ending December 31, 2005 (select one and enter any desired percentage not less than 10%)

I elect to defer             % of my entire Gainsharing Award OR

I elect to defer             % of that portion, if any, of my Gainsharing Award that exceeds $            .

2. Fixed Deferral Period. (The Plan gives you the option of electing a Fixed Deferral Period. If you elect a Fixed Deferral Period, the balance of your Deferral Account established pursuant to this Agreement will be distributed to you within 30 days after the end of the Fixed Deferral Period, or, if earlier, the date you die or incur a Termination of Employment or the date a Change in Control occurs. If you do not elect a Fixed Deferral Period, your Account will be distributed upon the earlier of the date you die or incur a Termination of Employment or the date a Change in Control occurs.) However, for certain executives, distributions due to Termination of Employment will not be made until six months after the employment termination date.

Please select one of the following:

I elect a Fixed Deferral Period ending on             (Must be a date at least 3 years after the end of the calendar year in which the Gainsharing Award is earned—January 1, 2009 or later)

OR

            I do not wish to elect a Fixed Deferral Period.

3. Method of Distribution. I hereby elect that any distribution of the balance of the Deferral Account established pursuant to this Agreement made on account of Termination of Employment or expiration of a Fixed Deferral Period be paid as follows: (check one)

            in a single lump sum payment

OR in

Three annual installments

Five annual installments

Ten annual installments

I understand that Plan distributions made on account of reasons other than Termination of Employment or expiration of a Fixed Deferral Period will be made in a single lump sum payment, unless the Plan provides otherwise. I understand that I may change the method of distribution elected above only if and to the extent permitted by the Plan.

4. Investment Election. I direct that the amount I have deferred pursuant to Section 1 of this Agreement shall be deemed to be invested in the following Investment Funds in the percentages indicated: (must be increments of 1%)

%	Fidelity Retirement Money Market Portfolio
%	PIMCO Total Return Fund — Administrative Class (1)
%	Oakmark Equity and Income Fund — Class 1
%	Washington Mutual Investors Fund—Class A
%	Fidelity Dividend Growth Fund
%	Vanguard Institutional Index Fund — Institutional Class
%	Fidelity Mid-Cap Stock Fund (2)
%	American AAdvantage Small Cap Value Fund—Plan Ahead Class
%	FMA Small Company Portfolio-Institutional Class
%	Wasatch Small Cap Growth Fund
%	Fidelity Diversified International Fund (3)
%	Templeton World Fund—Class A (4)
%	The Progressive Corporation Stock Fund
100%	TOTAL

(1) There is a short-term trading fee of 2.0% for shares held less than 7 days on the PIMCO Total Return Fund—Administrative Class.

(2) There is a short-term trading fee of 0.75% for shares held less than 30 days on Fidelity Mid-Cap Stock Fund.

(3) There is a short-term trading fee of 1.0% for shares held less than 30 days on Fidelity Diversified International Fund.

(4) There is a short-term trading fee of 2.0% for shares held less than 7 days on the Templeton World Fund—Class A.

I understand that I may transfer amounts among Investment Funds only to the extent permitted by the Plan. I also understand that this investment election is merely a device used to determine the amount payable to me under the Plan and does not provide me with any actual rights or interests in any particular funds, securities or property of the Company, any Affiliated Company or the Trust, in any stock of The Progressive Corporation or in any investment funds offered under the Plan. I also understand that my right to receive distributions under the Plan makes me a general creditor of the Company with no greater priority than any other general creditor of the Company.

5. Miscellaneous. I understand that this Agreement is subject to the terms, conditions and limitations of the Plan, as in effect from time to time, in all respects and that, except as expressly permitted by the Plan, all elections made in this Agreement are irrevocable. I acknowledge that I have received, read and understand the Plan Description dated December, 2004 relating to the Plan. I agree to accept as final and binding all decisions and interpretations of the Committee relating to the Plan, the Trust and this Agreement.

ALSO, I UNDERSTAND THAT THE PLAN IS LIKELY TO BE AMENDED IN SIGNIFICANT RESPECTS FOLLOWING MY EXECUTION OF THIS AGREEMENT. I AGREE TO BE BOUND BY ALL SUCH AMENDMENTS AND BY ANY CHANGES SUCH AMENDMENTS MAY REQUIRE IN THE TERMS AND CONDITIONS OF THIS AGREEMENT.

NAME OF ELIGIBLE EXECUTIVE:

DATE:

SSN:

Your electronic submission of this Election Form will create a date/time stamp and serve as your signature

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